UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 6, 2014

MESABI TRUST

(Exact name of registrant as specified in its charter)

New York	1-4488	13-6022277
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o Deutsche Bank Trust Company Americas Trust & Agency Services 60 Wall Street 16th Floor New York, New York	10005
(Address of principal executive offices)	(Zip Code)

(904) 271-2520

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07   Submission of Matters to a Vote of Security Holders.

On June 4, 2014, Mesabi Trust held its Special Meeting (the “Special Meeting”) of the Trust Certificate Holders of Mesabi Trust (the “unitholders”) in Minneapolis, Minnesota. At the Special Meeting, a total of 6,830,656 units of beneficial interest of Mesabi Trust, representing approximately 52.06% of such units outstanding and eligible to vote and constituting a quorum, were present in person or by valid proxies at the Special Meeting. The final results for each of the matters submitted to a vote of unitholders at the Special Meeting are as follows.

Proposal One: The appointment of Michael P. Mlinar as an individual trustee to succeed Norman F. Sprague III.

Nominee	For	Withhold

Michael P. Mlinar	6,569,261	261,395

Proposal Two: The authorization of any motion to adjourn the Special Meeting, or any adjournments thereof, to a later date or dates, if necessary, to allow time for further solicitation of proxies in the event that a quorum is not present and/or there are insufficient votes present in person or represented by proxies at the Special Meeting to approve the proposals.

For	Against	Abstain

6,457,477	195,717	177,462

Proposal One required the affirmative vote of a majority of the units of beneficial interest represented by Trust Certificates outstanding (i.e. Trust Certificate Holders owning an aggregate of at least 6,560,006 Units). Accordingly, Proposal One received the above votes and was duly approved by the unitholders.

Item 7.01 Regulation FD.

The Trustees of Mesabi Trust issued a press release on June 5, 2014 announcing that Michael P. Mlinar was duly appointed and approved by the unitholders of Mesabi Trust as a successor trustee to the late Trustee Norman F. Sprague III, M.D.

In accordance with general instruction B.2 to Form 8-K, the information in this Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated June 5, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MESABI TRUST

By:	/s/ Jeffrey Schoenfeld
Jeffrey Schoenfeld
Assistant Vice President
Deutsche Bank National Trust Company
For Deutsche Bank Trust Company Americas

Dated:   June 6, 2014